UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2019

Chase Packaging Corporation
(Exact name of registrant as specified in its charter)

Texas	0-21609	93-1216127
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

106 West River Road Rumson, NJ	07760
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 741-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective June 28, 2019, the Board of Director of Chase Packaging Corporation appointed one new member of the Board, Matthew W. Long. There was no arrangement or understanding between the new director and any other person pursuant to which the director was selected as a director. The new director has not been named to any committees of the Board of Directors as of the date of this Report. The Corporation’s Board of Directors approved the issuance of 300,000 shares of the Corporation’s common stock to the new director for services to the Corporation through the end of 2019.

Matthew W. Long, CPA, MBA, age 57, served as Interim Chief Financial Officer for Spartan Motors, Inc. a publicly-traded manufacturer of specialty vehicles until their Chief Financial Officer returned from medical leave at the end of 2018.  Mr. Long served as a member of Board of Directors of Skyline Corporation serving on the Audit and Compensation Committees in 2017 and 2018 until the company was acquired in 2018.  Mr. Long served as Chief Financial Officer, Treasurer, and Assistant Secretary of Supreme Industries, Inc. a publicly-traded leading manufacturer of truck bodies and specialized commercial vehicles from April 2011 until the company was acquired in September 2017. During this time, Mr. Long also served as Interim Chief Executive Officer of Supreme Industries from March 2012 to May 2013.  Prior to joining Supreme Industries, Mr. Long served as Treasurer of CTS Corporation, a publicly-traded manufacturer of electronic components and sensors and supplier of electronics manufacturing services from June 2003 until February 2011, and as Assistant Treasurer of CTS from December 2000 until May 2003. Previously, he held a variety of accounting positions for CTS Corporation, Emerson Electric, General Housewares/Chicago Cutlery, and United Technologies.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHASE PACKAGING CORPORATION

Date: July 2, 2019	By:	/s/ Ann C.W. Green
Ann C.W. Green
Chief Financial Officer

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